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                                                                 EXHIBIT 4.1A


                                SUPPLEMENTAL INDENTURE



     THIS SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of January 9, 1998, is made by and between Axiohm S.A.R.L. (the "New Guarantor"), a direct or indirect subsidiary of Axiohm Transaction Solutions, Inc., a California corporation (the "Company"), and The Bank of New York, as trustee under the indenture referred to below (the "Trustee"). Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Indenture (as defined below).

                                      WITNESSETH

     WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of October 2, 1997, providing for the issuance of an aggregate principal amount of $120,000,000 of 9 3/4% Senior Subordinated Notes due 2007 (the "Notes");

     WHEREAS, Sections 11.03 and 11.05 of the Indenture provide that under certain circumstances the Company shall cause certain of its subsidiaries to execute and deliver to the Trustee a supplemental indenture pursuant to which such subsidiaries shall unconditionally guarantee all of the Company's Obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein; and

     WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

     1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

     2. AGREEMENT TO SUBSIDIARY GUARANTEE. The New Guarantor hereby agrees, jointly and severally with all other Guarantors, to guarantee the Company's Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 11 and Article 12 of the Indenture and to be bound by all other applicable provisions of the Indenture.

     3. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, shareholder or agent of any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, any Subsidiary Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations


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or their creation.  Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

     4. NEW YORK LAW TO GOVERN. The internal law of the State of New York without regard to conflicts shall govern and be used to construe this Supplemental Indenture.

     5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

     6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

     7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the correctness of the recitals of fact contained herein, all of which recitals are made solely by the New Guarantor.


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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed and attested, all as of the date first above written.


           effective
Dated:   January 9, 1998      AXIOHM S.A.R.L.
      --------------------


                              By:        /s/ PATRICK DUPUY
                                 ---------------------------------------------
                                   Name:     Patrick Dupuy
                                   Title:    Director/Manager (GERANT)


           effective
Dated:   January 9, 1998      THE BANK OF NEW YORK
      --------------------    as Trustee


                              By:        /s/ THOMAS TABOR
                                 ---------------------------------------------
                                   Name:     Thomas Tabor
                                   Title:    Assistant Treasurer


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